Exhibit 23.2

Houlihan Lokey Howard & Zukin Financial Advisors (Letterhead)

March 26, 2004

Mrs. Angela A. Stephens

Senior Vice President and

Chief Accounting Officer

ClubCorp, Inc.

3030 LBJ Freeway, Suite 500

Dallas, TX 75234-7703

Dear Mrs. Stephens:

We hereby consent to the references to our firm that appear in the Form 10-K for ClubCorp, Inc. for the fiscal year ended December 30, 2003, relating to our independent opinion on the fair market value of the Company’s common stock, and to the incorporation by reference in the registration statement (Nos. 33-96568, 33-89818, 333-08041, 333-57107, and 333-52612) on Form S-8 of ClubCorp, Inc.

Sincerely,

/s/ WILLIAM EPSTEIN

William Epstein
Director

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